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                                                                     EXHIBIT 11

                        CollaGenex Pharmaceuticals, Inc.

                        (A Development Stage Enterprise)

Computation of Pro forma Net Loss per Share





                                                        December 31,             March 31,
                                                           1995                    1996
                                                        ------------           ------------

Net loss                                                $(5,268,562)            $(1,333,118)
                                                        ===========             ===========
Weighted average number of shares of common
  stock outstanding during the periods after
  giving effect to the one-for-two reverse
  stock split                                               302,430                 313,508

Add shares of common stock options using the
  treasury stock method                                     165,195                  33,264

Conversion of Series C mandatorily redeemable
  convertible preferred stock using the treasury
  stock method                                            1,288,310                      --


Conversion of Series A, B and C mandatorily
  convertible preferred stock using the if-
  converted method                                        3,051,941               5,199,124
                                                        -----------             -----------

Average number of shares                                  4,807,876               5,545,896
                                                        ===========             ===========

Pro forma net loss per share                            $     (1.10)            $     (0.24)
                                                        ===========             ===========
